Exhibit 24

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

Re:	Windstream Corporation, Commission File No. 001-32422
1934 Act Filings on Form 10-K
Authorized Representatives

Ladies and Gentlemen:

Windstream Corporation is the issuer of securities registered under Section 12 of the Securities Exchange Act of 1934 (The “Act”). Each of the persons signing his or her name below confirms, as of the date appearing below the signature, that each of Jeffery R. Gardner, Brent K. Whittington, and John P. Fletcher, acting individually or jointly (the “Authorized Representatives”) is authorized on his or her behalf to sign and submit to the Securities and Exchange Commission such filings on Form 10-K as are required by the Act. Each person so signing also confirms the authority of each of the Authorized Representatives to do and perform on his behalf, any and all acts and things requisite or necessary to assure compliance by the signing person with the Form 10-K requirements. The authority confirmed herein shall remain in effect as to each person signing his or her name below until such time as the Commission shall receive from such person a written communication terminating or modifying the authority. Each person signing his or her name below expressly revokes all authority heretofore given or executed by such person with respect to such filings of Windstream Corporation under the Act.

Sincerely,

/s/ Carol B. Armitage
Carol B. Armitage	Date: February 19, 2008

/s/ Samuel E. Beall, III
Samuel E. Beall, III	Date: February 19, 2008

/s/ Dennis E. Foster
Dennis E. Foster	Date: February 19, 2008

/s/ Jeffrey T. Hinson
Jeffrey T. Hinson	Date: February 28, 2008

/s/ Judy K. Jones
Judy K. Jones	Date: February 19, 2008

/s/ William A. Montgomery
William A. Montgomery	Date: February 19, 2008

/s/ Frank E. Reed
Frank E. Reed	Date: February 18, 2008